Exhibit 99.1

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-22

For more information contact: G. Darcy Klug, Executive Vice President
Phone: (337) 896-6664

OMNI COMPLETES ACQUISITION OF RIG TOOLS, INC.

Acquisition Expected to be Immediately Accretive to Earnings

Rig Tools 2006 Revenues Expected to Top $13 million; Pro Forma 2006 EBITDA Expected to Exceed $4.1 million

Acquisition Expands Oil Field Equipment Fleet; Broadens Customer Base; Offers Geographic Synergies

CARENCRO, LA – NOVEMBER 1, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today it has completed the acquisition of Rig Tools, Inc. (“Rig Tools”) for the total consideration of approximately $16.1 million, including $10.0 million of cash, the issuance of $4.0 million of buyer promissory notes and the assumption of approximately $2.1 million of bank indebtedness. For the calendar year ending December 31, 2006, OMNI said it expects Rig Tools annual revenues and Pro Forma EBITDA to exceed $13.0 million and $4.1 million, respectively. OMNI also said it expects the acquisition of Rig Tools to be immediately accretive to its financial results.

Rig Tools has approximately 85 employees at its corporate headquarters in Youngsville, Louisiana and operating facilities in Navasota, Alice, Timpson and Teague, Texas. Rig Tools maintains an extensive fleet of rental equipment for various oilfield and commercial applications including water, mud and disposal pumps; mud, fuel and frac tanks; air compressors; wireline units; generators; high pressure washers; light towers; tubing; and, handling tools. It also offers certain land based environmental cleaning services.

Commenting on the acquisition of Rig Tools, James C. Eckert, OMNI’s President and Chief Executive Officer, said, “The acquisition of Rig Tools furthers management’s commitment to expand OMNI’s core business units and grow shareholder value through a combination of strategic acquisitions and structured organic growth. The acquisition of Rig Tools will not only expand our core fleet of oilfield rental equipment, but it will also increase the utilization of our current rental fleet by broadening our customer base and expanding our geographic areas of operation. Rig Tools is a leading rental equipment supplier to land-based drilling contractors operating primarily in Louisiana and Texas. The acquisition of Rig Tools offers us significant cross-selling and geographic consolidation opportunities with Preheat, OMNI’s oilfield rental equipment business unit, and Trussco, OMNI’s environmental cleaning business unit. As we move forward to enhance our position as a leading integrated provider of oilfield equipment and specialized environmental services, we will continue to seek strategic acquisitions that provide stability to our earnings and expansion possibilities for our core businesses.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate the Rig Tools, Inc. acquisition referenced herein, the previously announced expansion of operations into the Rocky Mountain region of the United States, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.